UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/19/2007

NYSE Euronext
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33392

Delaware	20-5110848
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11 Wall Street
New York, NY 10005
(Address of principal executive offices, including zip code)

212-656-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.02.    Unregistered Sales of Equity Securities

Consistent with customary practice in the French securities market, NYSE Euronext entered into a liquidity agreement (contrat de liquidite) (the "Agreement") with SG Securities (Paris) SAS ("SG"), dated April 19, 2007. The Agreement complies with applicable laws and regulations in France, including the ethical charter of the AFEI (the French Association of Investment Firms), as approved by the Autorite des Marches Financiers (the French securities regulator known as "AMF"). The Agreement authorizes SG to carry out market purchases and sales of NYSE Euronext common stock on Euronext Paris (the "Market") in France for the account of NYSE Euronext in order to promote the liquidity and the orderly listing of such securities on the Market. Under the Agreement, NYSE Euronext deposited 40,000,000 euros into a liquidity account with SG to be used by SG in its discretion to purchase shares of NYSE Euronext common stock on the Market. Proceeds of sales are deposited into the liquidity account. The Agreement has a term of 12-months and will renew automatically unless otherwise terminated by either party. The Agreement is consistent with the liquidity agreement maintained by Euronext, N.V. (now a subsidiary of NYSE Euronext) with respect to its securities.

Under the Agreement and consistent with applicable laws in France, SG exercises full and complete discretion in making any decision to purchase or sell NYSE Euronext common stock on the Market, and no discretion is retained by NYSE Euronext. In order to reinforce SG's independence in performing its obligations under the Agreement, information barriers have been established between persons effecting transactions and persons with inside information.

All transactions under the Agreement will be executed offshore (outside the United States) and, except for block transactions, only through the Market's electronic trading system.   SG may also undertake block transactions under the Agreement, provided such transactions are made in accordance with the rules governing the Market.

In performing its obligations under the Agreement, SG has agreed to comply with the guidelines and regulations of the AMF, the anti-manipulation and related provisions applicable in France, and the anti-fraud and anti-manipulation provisions of the Securities Exchange Act of 1934, as amended.

On April 4, 5, 10, 20, 23 and 24, 2007 (trading under the Agreement having been suspended on all other trading days), SG sold an aggregate of 527,151 shares of NYSE Euronext common stock under the Agreement for a total consideration of approximately 37,532,938 euros (approximately US$51,127,339 at the rate of exchange of US$1.3622 per euro in effect on April 24, 2007). During the same period, SG purchased an aggregate of 633,112 shares of NYSE Euronext common stock for an aggregate purchase price of approximately 44,613,323 euros (approximately US$60,772,269). Sales under the Agreement have been made in offshare transactions exempt from registration.

Sales and purchases of NYSE Euronext common stock may be suspended if NYSE Euronext becomes subject to legal, regulatory or contractual restrictions that would prevent SG from making purchases and sales under the Agreement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYSE Euronext

Date: April 25, 2007	By:	/s/ Rachel F. Robbins
Rachel F. Robbins
General Counsel